Exhibit 99.1
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[CK WITCO LOGO]


Investors: Robert Harwood      (203) 353-5437/573-3441
           Rob Bennett         (203) 552-2282

Media:     Patricia McLean     (203) 552-2273


                                                           For Immediate Release



                     CK WITCO CORPORATION DECLARES DIVIDEND
                DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

STAMFORD, CT, September 3, 1999--On September 1, 1999 the Board of Directors of CK Witco declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of CK Witco common stock.

     Vincent  A.  Calarco,   President  and  Chief  Executive  Officer  of  CK
Witco Corporation stated: "The Rights are designed to assure that all of CK Witco's stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against abusive tactics to gain control of the company without paying all stockholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment."

     The Rights are intended to enable all CK Witco stockholders to realize the long term value of their investment in the company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire CK Witco to negotiate with the Board of Directors prior to attempting a takeover.

     The Rights will be exercisable only if a person or group acquires 15% or more of CK Witco's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. The Board of Directors is also authorized to reduce the 15% threshold to not less than 10%. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $100.

CK Witco Corporation is one of the world's largest specialty chemical companies with annual sales of about $3.3 billion. It provides high-value products to a wide range of customers. The company will have approximately 10,000 employees and 63 manufacturing facilities in 19 countries.